EXHIBIT 4.9

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DIGITAL FUSION, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                            PROMISSORY NOTE

$136,580.32                                       Huntsville, Alabama
                                                  January 15, 2004

    FOR VALUE RECEIVED, Digital Fusion, Inc., a Delaware corporation (the "Maker"), promises to pay to the order of Roy E. Crippen, III (the "Holder") at 4940-A Corporate Drive, Huntsville, Alabama 35805, or at such other address as the Holder shall designate in writing to the Maker, the principal amount of $136,580.32, plus accrued interest on the unpaid principal balance, to be paid in lawful money of the United States of America, as set forth below.

    This promissory note (the "Note") is subject to a Subordination Agreement dated as of January 15, 2004, among the Maker, the Holder and Laurus Master Fund, Ltd. (the "Senior Lender"), which, among other things, subordinates the Maker's obligations under this Note to the prior payment of certain obligations of the Maker to the Senior Lender.

    Accrued interest shall be payable on the unpaid principal balance at the variable annual rate that equals (a) 6% plus (b) The Wall Street Journal Prime Rate in effect from time to time during the term of this Note (the "Interest Rate"). Accrued interest shall be paid monthly on the fifteenth day of each month beginning on February 15, 2004 and continuing through January 15, 2005. Each change in the Interest Rate under this Note shall take effect simultaneously with the corresponding change in The Wall Street Journal Prime Rate.

    The principal amount of this Note shall be payable as follows:

         (1) a monthly payment of $600 will be payable on the fifteenth day of each month beginning on February 15, 2004 and continuing through January 15, 2005; and

         (2) a monthly payment of $4,400 will be payable on the fifteenth day of each month beginning on February 15, 2005 and continuing through December 15, 2005; and

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         (2) a balloon payment of $80,980.32 will be payable on or
         before January 15, 2006.

    Principal, interest and other sums payable in accordance with this Note shall be payable in immediately available funds. The Maker may prepay this Note, in whole or in part, at any time, without penalty. Any partial prepayment shall be applied first to accrued interest and the remainder (if any) of any such prepayment shall be applied to the principal amount.

    Nothing in this Note, nor any transaction related to this Note, shall be construed or so operate as to require the Maker to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by the Maker in connection with this Note result in the computation or earning of interest in excess of the maximum legal contract rate of interest which is legally permitted under the laws of Alabama, from time to time, then any and all such excess shall be, and the same is, hereby waived by the Holder, and any and all such excess shall be automatically credited against and in reduction of the principal balance under this indebtedness, and any portion which exceeds the principal balance due under this Note shall be paid by the Holder to the Maker. At the maturity of the Note (or prior to maturity, in the event of any permitted prepayment, or if the Holder accelerates payment), if the total amount of interest paid, and any other charge upon the principal, exceeds the maximum legal contract rate permitted by law, such interest shall be recomputed and any such excess shall be credited to principal or returned to the Maker.

    This Note shall be secured by a pledge of the Maker's assets, including without limitation, equipment, fixtures, accounts, chattel paper, and contract rights, general intangibles and the products and proceeds thereof.

    At the option of the Holder, the entire unpaid principal balance of this Note, together with all accrued interest and other sums payable in accordance with this Note, shall become immediately due and payable, without notice or demand, upon the occurrence of any of the following events ("Events of Default"), whether or not within the control of the Maker:

        (1) failure to pay any installment of principal or interest on the Note, or any renewal or extension of the Note, when due;

        (2) failure to perform or to comply with any of the obligations by the Note or by any other agreement or undertaking of the Maker securing or related to the Note;

        (3) failure by the Maker to pay any obligation, whether direct or contingent, for borrowed money, or to perform or observe the terms of any instrument pursuant to which such obligation was created or secured, except when such obligation is being contested in good faith by the Maker;

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        (4) if any warranty, representation or statement made or
        furnished to the Holder by or on behalf of the Maker in connection with the loan to the Maker proves to have been false in any material respect when made or furnished;

        (5) loss, theft, substantial damage, destruction, abandonment, sale or encumbrance to or of any of the collateral securing payment of the Note, or the making of any levy, seizure or attachment of or on such collateral;

        (6) if the Maker becomes insolvent or bankrupt, or ceases, is unable, or admits in writing its inability to pay his debts as they mature, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; or

        (7) if proceedings are commenced for the appointment of a receiver, trustee or liquidator of the Maker, or of a substantial part of its assets or if any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or similar proceedings are commenced, voluntarily or involuntarily, and, if involuntarily, are not discharged within thirty days.

    Upon the occurrence of an Event of Default, the Holder, at his sole election, may declare all or any portion of the principal of and accrued interest on this Note to be immediately due and payable, and may proceed at once and without further notice to enforce this Note or any instrument securing this Note, or both, in accordance with their terms. No delay or failure of the Holder in the exercise of any right or remedy under this Note or under any other agreement or undertaking related to this Note shall affect any such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any further exercise of such right or remedy, and no action taken or omitted by the Holder shall be deemed a waiver of any such right or remedy. No waiver shall be binding on the Holder unless in a writing signed by the Holder and then only to the extent specifically set forth in such writing.

    If an Event of Default occurs, the Holder shall be entitled to recover all costs of collection, including without limitation, all attorneys' fees and costs for demand, trial and appellate proceedings, as well as all accrued interest. All past due interest shall bear interest at the Interest Rate.

    All notices, requests, demands, claims and other communications under this Note shall be in writing, and sent (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) by nationally recognized overnight courier, to the intended recipient as set forth below:

If to the Holder:                  Copy to:

Mr. Roy E. Crippen, III            Digital Fusion, Inc.
317 Woodcliff Rd. SE               4940-A Corporate Drive
Huntsville, AL 35801               Huntsville, AL 35805
                                   Attn:  Roy Crippen

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If to the Maker:                   Copy to:

Digital Fusion, Inc.               Holland & Knight LLP
4940-A Corporate Drive             P.O. Box 1288
Huntsville, Alabama  35805         Tampa, Florida 33601-1288
Phone:  (973) 227-7783             Phone: (813) 227-8500
Attn:  Elisa Means                 Attn:  Richard B. Hadlow, Esq.

    This Note is non-negotiable and cannot be sold, assigned, conveyed or otherwise transferred. This Note can be pledged or hypothecated only with the prior consent of the Maker.

    This Note shall be binding upon maker and the successors and assigns of the Maker and upon the Holder and his personal representatives, heirs and assigns.

    This Note and all rights and obligations under this Note shall be governed by and construed under the laws of Alabama without giving effect to principles of conflicts of laws. If any provision of this
Note is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of the Maker and the Holder that such provision will be deemed severed and omitted from this Note, the remaining portions of this Note to remain in full force and effect as written.

    IN WITNESS WHEREOF, Digital Fusion, Inc. has caused this Note to be executed by its duly authorized officer on the day and year first above written at Huntsville, Alabama.

                                Digital Fusion, Inc.

                                By:  /s/ Jeffrey L. Williams
                                   -----------------------------------
                               Name: Jeffrey L. Williams
                                     ---------------------------------
                               Title:   Vice President
                                      --------------------------------


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